Exhibit 10.68

AMENDMENT TO

CINERGY CORP. DIRECTORS’ DEFERRED COMPENSATION PLAN

The Cinergy Corp. Directors’ Deferred Compensation Plan (the “Plan”) is amended, effective as of December 19, 2006, as follows:

1.	Section 4.3 of the Plan is hereby amended by adding the following new paragraph at the end thereof:

“Notwithstanding anything contained herein to the contrary, each phantom unit of Common Stock credited to a Participant’s Unit Account on the Distribution Date shall be converted, as of the Distribution Date, into phantom units of Spectra Energy Corp common stock and phantom units of Common Stock and reallocated as follows:

(a)	The number of phantom units of Spectra Energy Corp common stock shall be equal to the number of shares of Spectra Energy Corp common stock to which the Participant would have been entitled on the Distribution had the phantom units of Common Stock represented actual shares of Duke Energy Corporation as of the Record Date, the resulting number of phantom units of Spectra Energy Corp common stock being rounded down to the nearest whole unit.
(b)	The resulting number of phantom units of Spectra Energy Corp common stock shall automatically be transferred from the Unit Account and credited to a separate individual account established and maintained for the exclusive purpose of accounting for the Participant’s deferred amounts which is accrued in terms of a theoretical number of units of Spectra Energy Corp common stock (the “Spectra Unit Account”), effective as of the Distribution Date. The Spectra Unit Account shall thereafter be subject to the same adjustment provisions related to cash dividends and changes in Spectra Energy Corp common stock as apply to the Unit Account in Section 4.3 hereof.
(c)	A Participant may elect, pursuant to rules and procedures prescribed by Duke Energy Corporation, to reallocate amounts deemed invested in the Spectra Unit Account into the Unit Account or the Deferred Compensation Account. The Spectra Unit Account shall be closed to additional deferrals and to transfers from any other deemed investment option.
(d)	Capitalized terms used in this Section 4.3 that are not defined in this Plan shall have the meaning set forth in the Employee Matters Agreement by and between Duke Energy Corporation and Spectra Energy Corp.”
2.	Article 6 of the Plan is hereby amended by adding the following new Section 6.4 at the end thereof:
“6.4	Payment of Deferred Fees Credited to the Spectra Unit Account. Notwithstanding anything contained in this Article 6 or Article 8 to the contrary, the amounts credited to a Participant’s Spectra Unit Account will be distributed in the form of cash.”
3.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved effective as of the date set forth herein.

By:	/S/ CHRISTOPHER C. ROLFE
Christopher C. Rolfe
Group Executive and Chief
Administrative Officer

Date: 12/19/06